Exhibit 10.3
Restricted Stock Unit Agreement
To Be Used For Executive Officers
As Approved February 2020

Executive Restricted Stock Unit Agreement under
Assured Guaranty Ltd. 2004 Long-Term Incentive Plan
THIS AGREEMENT is effective as of the Grant Date (as defined in Section 1), and is by and between the Participant and Assured Guaranty Ltd. (the "Company").
WHEREAS, the Company maintains the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan (the "Plan"), and the Participant has been selected by the committee administering the Plan (the "Committee") to receive a Restricted Stock Unit Award under the Plan; and
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
1. Terms of Award. The following words and phrases used in this Agreement shall have the meanings set forth in this Section 1:

(a)	The "Participant" is ________________________________

(b)	The "Grant Date" is February 25, 2020

(c)
The number of “Covered Units” granted under this Agreement is _____ Units. Each “Unit” represents the right to receive one share of Stock on the Delivery Date, subject to the terms of this Agreement and the Plan.

(d)
The “Delivery Date” with respect to the Covered Units shall be the earliest to occur of: (i) the third anniversary of the Grant Date; (ii) the Participant’s death; and (iii) the date on which the Participant becomes Permanently Disabled.

Other words and phrases used in this Agreement are defined pursuant to Section 21, elsewhere in this Agreement or the Plan.
2.     Restricted Stock Unit Award. This Agreement specifies the terms of the "Restricted Stock Unit Award" granted to the Participant.
3.     Restricted Period. Subject to Section 4 below, with respect to all Covered Units, the "Restricted Period" for the Covered Units shall begin on the Grant Date and end on the earlier to occur of (i) the third anniversary of the Grant Date; or (ii) a Vesting Change in Control. The Committee, in its sole discretion, may accelerate the end of the Restricted Period.
4.     Termination of Employment. Except as otherwise provided in this Section 4, if the Participant’s Date of Termination occurs for any reason prior to the completion of the Restricted Period, all Covered Units shall be immediately forfeited.

(a)
Death or Disability. If the Participant’s Date of Termination occurs due to the Participant’s death or Disability prior to the last day of the Restricted Period, the Restricted Period shall immediately lapse upon such Date of Termination.

(b)
Retirement. If the Participant’s Date of Termination occurs due to a Retirement prior to the last day of the Restricted Period, then, only for purposes of this Section 4, the Participant shall be treated as if his Date of Termination had not occurred prior to the last day of the Restricted Period, subject to the Participant not engaging in any Competitive Activity or any Post-Retirement Activity prior to the last day of the Restricted Period and subject to the Participant signing and not revoking a general release and waiver of all claims against the Company as required by Section 7.1 of the Severance Plan. If such release is not effective within the sixty-day period required by Section 7.1 of the Severance Plan or in the event that the Participant engages in a Competitive Activity or a Post-Retirement Activity prior to the last day of the Restricted Period, the Participant shall immediately forfeit all of the Covered Units.

(c)
Qualifying Termination Before a Change in Control. If the Participant’s Date of Termination occurs due to a Qualifying Termination prior to the last day of the Restricted Period and prior to the date of a Change in Control, then the Participant shall be treated as if his Date of Termination had not occurred prior to the last day of the Restricted Period, subject to the Participant not engaging in any Competitive Activity prior to the last day of the Restricted Period and subject to the Participant signing and not revoking a general release and waiver of all claims against the Company as required by Section 7.1 of the Severance Plan. If such release is not effective within the sixty-day period required by Section 7.1 of the Severance Plan or in the event that the Participant engages in a Competitive Activity prior to the last day of the Restricted Period, the Participant shall immediately forfeit all of the Covered Units.

(d)
Qualifying Termination On or After a Change in Control. If the Participant’s Date of Termination occurs due to a Qualifying Termination prior to the last day of the Restricted Period but on or after the date of a Change in Control that is not a Vesting Change in Control, then the Participant shall be treated as if his Date of Termination had not occurred prior to the last day of the Restricted Period subject to the Participant signing and not revoking a general release and waiver of all claims against the Company as required by Section 7.1 of the Severance Plan. If such release is not effective within the sixty-day period required by Section 7.1 of the Severance Plan, the Participant shall immediately forfeit all of the Covered Units.

5.     Delivery Date. On the Delivery Date, the Participant shall receive a number of shares of Stock in settlement of his or her Restricted Stock Unit Award. The number of shares of Stock that a Participant shall receive on the Delivery Date shall be equal the number of Covered Units (which have not previously been forfeited or cancelled); provided, however, that if the Participant’s Date of Termination occurred prior to the Delivery Date due to Retirement, then the number of shares of Stock that the Participant shall receive shall equal the number of Covered Units multiplied by the Retirement Percentage (with such percentage converted to a number by dividing such percentage by 100). Shares of Stock received by a Participant pursuant to this Section 5 shall be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however that the shares of Stock shall remain subject to the terms of this Agreement expressly applicable after such Delivery Date (including, without limitation, Section 12). As of the Delivery Date and settlement of the Restricted Stock Unit Award pursuant to this Section 5, all Covered Units (which have not previously been forfeited or cancelled) shall be cancelled.
6.     Change in Control. In the event of a Change in Control, the Company, or the entity that is the surviving entity or successor to the Company following such transaction, may elect to (a) to continue this Restricted Stock Unit Award subject to the terms of this Agreement and the Plan and subject to such adjustments, if any, by the Committee as permitted by Section 5.2(f) of the Plan; or (b), if the Change in Control also satisfies the definition of “change in control event” as set forth in Treas. Reg. 1.409A-3(i)(5), to terminate this Restricted Stock Unit Award and distribute shares of Stock consistent with Treas. Reg. 1.409A-3(j)(4)(ix)(B). In the event that the Company or its successor chooses to terminate this award and make a distribution of shares of Stock as provided in clause (b) of the previous sentence (in which case the Change in Control is a Vesting Change in Control), the payment amount attributable to dividends as described in and determined pursuant to Section 10 shall be determined as if the date of the Vesting Change in Control were the Delivery Date and the number of shares of Stock to be delivered pursuant to Section 5 shall be calculated as if the date of such Vesting Change in Control were the Delivery Date and the shares of Stock received by a Participant pursuant to this Section 6 shall be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however that the shares of Stock shall remain subject to the terms of this Agreement expressly applicable after the Delivery Date (including, without limitation, Section 12).
7.     Section 457A of the Code. If the Covered Units would otherwise constitute nonqualified deferred compensation subject to Code section 457A and the date on which the Covered Units are no longer treated as subject to a substantial risk of forfeiture for purposes of Code section 457A occurs prior to the Delivery Date or a Vesting Change in Control, the terms of Exhibit A shall apply.
8.     Withholding. All deliveries and distributions of shares of Stock under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan; provided, however, that such shares of Stock may be used to satisfy not more than the maximum individual tax rate for the Participant in applicable jurisdiction for such Participant (based on the applicable rates of the relevant tax authorities (for example, federal, state, and local), including the Participant’s share of payroll or similar taxes, as provided in tax law, regulations, or the authority’s administrative practices, not to exceed the highest statutory rate in that jurisdiction, even if that rate exceeds the highest rate that may be applicable to the specific Participant).

9.     Transferability. Except as otherwise provided by the Committee, the Restricted Stock Unit Award (and Covered Units subject to this award) may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period.
10.     Dividends. To the extent that the Covered Units have not otherwise been forfeited or cancelled prior to the Delivery Date, the Participant will be paid a cash payment on the Delivery Date equal to the number of shares of Stock delivered pursuant to Section 5 multiplied by the total amount of dividend payments made in relation to one share of Stock with respect to record dates occurring during the period between the Grant Date and the Delivery Date.
11.     Voting. The Participant shall not be a shareholder of record with respect to the Covered Units and shall have no voting rights with respect to the Covered Units during the Restricted Period or prior to the delivery of shares of Stock pursuant to Section 5 or 6 or Exhibit A.
12.     Cancellation and Rescission of Restricted Stock Unit Award.

(a)
The Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the Restricted Stock Unit Award at any time if the Participant engages in any "Competitive Activity" or, in the case of a Participant whose Date of Termination has occurred due to Retirement, if the Participant engages in any Post-Retirement Activity.

(b)
Immediately prior to the Delivery Date and prior to the transfer of the shares of Stock to the Participant, the Participant shall certify, to the extent required by the Committee, in a manner acceptable to the Committee, that the Participant is not engaging and has not engaged in any Competitive Activity and, in the case of a Participant whose Date of Termination has occurred due to Retirement, that the Participant is not engaging and has not engaged in any Post-Retirement Activity. In the event a Participant has engaged in any Competitive Activity or, if applicable, any Post-Retirement Activity, prior to, or during the twelve months after, the later to occur of the Delivery Date or the last day of the Restricted Period (the “Restrictive Covenant Period”) with respect to any Covered Units, the right to delivery of shares with respect to such Covered Units may be rescinded by the Committee within two years of the last day of the Restrictive Covenant Period. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized as a result of the prior delivery of shares applicable to the rescinded Covered Units, in such manner and on such terms and conditions as may be required by the Company, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company and/or Subsidiary.

13.     Heirs and Successors. Subject to Section 6, this Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. If any benefits deliverable to the Participant under this Agreement have not been delivered at the time of the Participant's death, such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The "Designated Beneficiary" shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.
14.     Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding on all persons. The Committee shall have the authority to obtain such information from the Participant (including tax return information) as it determines may be necessary to confirm that the Participant is in compliance with the requirements applicable to Competitive Activity, and if the Participant fails to provide such information, the Committee may conclude that the Participant is not in compliance with such requirements.
15.     Recoupment and Plan Provisions Govern.

(a)
Notwithstanding anything in this Agreement to the contrary, the Participant’s rights with respect to the Restricted Stock Unit Award shall be subject to the Assured Guaranty Ltd. Executive Officer Recoupment Policy as amended and restated on November 3, 2015 and as further amended from time to time.

(b)
Notwithstanding anything in this Agreement to the contrary, this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

16.     Not an Employment Contract. The Restricted Stock Unit Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.
17.     Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant's address indicated by the Company's records, or if to the Company, at the Company's principal executive office.

18.     Fractional Shares. In lieu of issuing a fraction of a share, resulting from an adjustment of the Restricted Stock Unit Award pursuant to the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.
19.     Deemed Acceptance. If the Participant wishes to decline this Award, the Participant must reject this Agreement prior to the earlier to occur of (i) the last day of the Restricted Period and (ii) the one-year anniversary of the Grant Date (the earlier of such dates referred to as the “Acceptance Date”). If the Agreement has not been rejected prior to the Acceptance Date, the Participant will be deemed to have automatically accepted this Award and the terms and conditions set forth in this Agreement.
20.     Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.
21.     Definitions. For purposes of this Agreement, words and phrases shall be defined as follows:

(a)	Change in Control. The term "Change in Control" shall be defined as set forth in the Plan.

(b)
Competitive Activity. The term “Competitive Activity” shall mean (i) the Participant’s engaging in an activity, directly or indirectly, whether as an employee, consultant, partner, principal, agent, distributor, representative, stockholder (except as a less than one percent stockholder of a publicly traded company or a less than five percent stockholder of a privately held company) or otherwise, within the United States, Bermuda, or the Cayman Islands, if such activities involve insurance or reinsurance of United States based entities or risks that are competitive with the financial guaranty insurance business then being conducted by the Company or any affiliate and which, during the period covered by the Participant's employment, were conducted by the Company or any affiliate; or (ii) the Participant’s engaging in any activity, directly or indirectly, whether on behalf of himself or herself or any other person or entity (x) to solicit any client and/or customer of the Company or any affiliate or (y) to hire any employee or former employee of the Company or any present or former affiliate of the Company or encourage any employee of the Company or affiliate to leave the employ of the Company or affiliate; or (iii) the Participant’s violation of Section 7.3 of the Severance Plan (relating to confidentiality).

(c)
Date of Termination. A Participant's "Date of Termination" means, with respect to an employee, the date on which the Participant's employment with the Company and Subsidiaries terminates for any reason, and with respect to a Director, the date immediately following the last day on which the Participant serves as a Director; provided that a Date of Termination shall not be deemed to occur by reason of a Participant's transfer of employment between the Company and a Subsidiary or between two Subsidiaries; further provided that a Date of Termination shall not be deemed to occur by reason of a Participant's cessation of service as a Director if immediately following such cessation of service the Participant becomes or continues to be employed by the Company or a Subsidiary, nor by reason of a Participant's termination of employment with the Company or a Subsidiary if immediately following such termination of employment the Participant becomes or continues to be a Director; and further provided that a Participant's employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant's employer.

(d)	Director. The term "Director" means a member of the Board of Directors of Assured Guaranty, Ltd., who may or may not be an employee of the Company or a Subsidiary.

(e)
Disability. The Participant shall be considered to have a "Disability" during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

(f)	Permanent Disability. The Participant shall be considered to be “Permanently Disabled” if he would be treated as “disabled” in accordance with the provisions of Treas. Reg. §1.409A-3(i)(4).

(g)
Post-Retirement Activity. The term “Post-Retirement Activity” shall mean the Participant’s provision of significant commercial or business services to any one or more persons or entities, regardless of whether such entity is owned or controlled by the Participant; provided that the Participant’s devotion of reasonable time to the supervision of his personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities shall not be considered Post-Retirement Activity, to the extent that the Committee, in its discretion, determines that such activities are consistent with the Participant’s Retirement. At the request of the Participant, the Committee shall determine whether a proposed activity of the Participant will be considered a Post-Retirement Activity for purposes of this Agreement. Such request shall be accompanied by a description of the proposed activities, and the Participant shall provide such additional information as the Committee may determine is necessary to make the determination. Such a determination shall be made promptly, but in no event more than 30 days after the written request, together with any additional information requested of the Participant, is delivered to the Committee.

(h)	Qualifying Termination. The term “Qualifying Termination” is defined in Section 1 of the Severance Plan.

(i)
Retirement. The term “Retirement” means the occurrence of a Participant’s Date of Termination due to the voluntary termination of employment with the consent of the Committee (as described below) by a Participant who meets the following requirements as of such Date of Termination: (i) the Participant is age 60 or older and (ii) the total of the Participant’s age and years of service equals or exceeds 65. For purposes of defining “Retirement,” years of service shall be determined in accordance with rules which may be established by the Committee, and shall take into account service with the Company and the Subsidiaries. If, on or before the date of the initial public offering of stock of the Company, the Participant was employed by the Company or its Subsidiaries, years of service shall also include service with ACE Limited and its subsidiaries occurring prior to such the initial public offering. For purposes of this Agreement, the Participant’s Date of Termination shall not be considered to be a Retirement unless, prior to such Date of Termination, the Committee approved treating such Participant’s Date of Termination as a Retirement for purposes of this Agreement. The determination of whether to treat the Participant’s Date of Termination as a Retirement shall be made in the sole discretion of the Committee and such determination shall be final and binding on all persons.

(j)
Retirement Percentage. The term “Retirement Percentage” means (i) one hundred percent (100%) if the Participant has an approved Retirement and the combination of his or her age and years of service as of such Date of Termination equals or exceeds 85; (ii) seventy-five percent (75%) if the Participant has an approved Retirement and the combination of his or her age and years of service as of such Date of Termination equals or exceeds 75; and (iii) fifty percent (50%) if the Participant has an approved Retirement and the combination of his or her age and years of service as of such Date of Termination equals or exceeds 65, in each case, with service determined as provided in the definition of Retirement above.

(k)	Severance Plan. The term “Severance Plan” shall mean the Assured Guaranty Ltd. Executive Severance Plan.

(l)
Vesting Change in Control. The term “Vesting Change in Control” shall mean the date of a Change in Control where this Restricted Stock Unit Award is terminated pursuant to Section 6(b) of this Agreement.

IN WITNESS WHEREOF, the Participant has executed the Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date.

_________________________
Assured Guaranty Ltd.

I hereby agree to all the terms, restrictions and conditions set forth in the Agreement:

_________________________
Participant

EXHIBIT A
SECTION 457A OF THE CODE
If the Covered Units constitute nonqualified deferred compensation subject to Code section 457A and the date on which the Covered Units are no longer treated as subject to a substantial risk of forfeiture for purposes of Code section 457A (“457A Delivery Date”) occurs prior to the Delivery Date or a Vesting Change in Control, then, in addition to the terms of the Agreement and the Plan, the terms of this Exhibit A shall apply.
A-1. Transfer of Shares. On the 457A Delivery Date, the Participant shall receive a number of shares of Stock in settlement of his or her Restricted Stock Unit Award. The number of shares of Stock that a Participant shall receive on the 457A Delivery Date shall be equal the number of Covered Units (which have not previously been forfeited or cancelled); provided, however, that if the Participant’s Date of Termination occurred on or prior to the 457A Delivery Date due to Retirement, then the number of shares of Stock that the Participant shall receive shall equal the number of Covered Units multiplied by the Retirement Percentage (with such percentage converted to a number by dividing such percentage by 100). Shares of Stock received by a Participant pursuant to this Section 5 shall be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however that the shares of Stock shall remain subject to the terms of this Agreement expressly applicable after such Delivery Date (including, without limitation, Section 12).
A-2. Cancellation of Covered Units. As of the 457A Delivery Date, all Covered Units (which have not previously been forfeited or cancelled) shall be cancelled.
A-3. Dividends. To the extent that the Covered Units have not otherwise been forfeited or cancelled prior to the 457A Delivery Date, the Participant will be paid a cash payment on the 457A Delivery Date equal to the number of Covered Units multiplied by the total amount of dividend payments made in relation to one share of Stock with respect to record dates occurring during the period between the Grant Date and the 457A Delivery Date; provided, however, that if the Participant’s Date of Termination occurred on or prior to the 457A Delivery Date due to Retirement, then the dividend payments shall be further multiplied by the Retirement Percentage (with such percentage converted to a number by dividing such percentage by 100).